For Immediate Release

Contact:    James R. Moore
       Urstadt Biddle Properties Inc.
       203 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter Results
For Fiscal 2007

Greenwich, Connecticut, March 8, 2007 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its results for the first quarter ended January 31, 2007.

Diluted Funds from Operations (FFO) for the first quarter of fiscal 2007 was $8,145,000, or $0.32 per Class A Common share and $0.29 per Common share, compared to $7,341,000 or $0.29 per Class A Common share and $0.26 per Common share in last year’s first quarter.

Net income applicable to Class A Common and Common stockholders was $4,813,000 or $0.19 per diluted Class A Common share and $0.17 per diluted Common share in the first quarter of fiscal 2007 compared to $4,134,000 or $0.17 per diluted Class A Common share and $0.15 per diluted Common share in the same quarter last year.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “We are pleased to report the continued rental growth in our portfolio from property acquisitions in 2006. Same property operating revenues increased slightly this quarter reflecting an increase in occupancy levels in our core real estate portfolio. In 2006, we completed a number of lease transactions that we anticipate will improve our funds from operations during this year. While the property acquisition market remains very competitive, we continue to pursue opportunities in our target region of Westchester and Putnam Counties in New York, Fairfield County, Connecticut northern New Jersey. During the quarter, we added to our core portfolio by completing the acquisition of a 10,000 sf shopping center in Monroe, Connecticut and are pleased to announce that we recently signed a contract to acquire a 94,000 sf shopping center in northern New Jersey at a cost of approximately $17 million. We have several other potential acquisitions under negotiation and are optimistic about the balance of the year”

UBP is a self-administered real estate trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns thirty-eight (38) properties containing 3.8 million square feet of space.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure. FFO is presented to assist investors in analyzing the performance of the Company. The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities. FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization. The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”). The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2007 results
(in thousands, except per share data)

	Three Months Ended January 31,
	2007	2006
Revenues
Base rents	$14,655	$13,920
Recoveries from tenants	4,619	4,540
Mortgage interest and other	36	166
	19,310	18,626

Expenses
Property operating	3,008	3,224
Property taxes	2,601	2,472
Depreciation and amortization	3,308	3,183
General and administrative	1,280	1,321
Directors' fees and expenses	72	92
	10,269	10,292

Operating Income	9,041	8,334
Non-Operating Income (Expense):
Interest expense	(1,955)	(2,129)
Interest, dividends and other investment income	110	312

Total Non-Operating Income and Expense	(1,845)	(1,817)

Income before Minority Interest	7,196	6,517

Minority interest in consolidated joint venture	(47)	(47)

Net Income	7,149	6,470
Preferred stock dividends	(2,336)	(2,336)

Net Income Applicable to Common and Class A Common Stockholders	$4,813	$4,134

Basic earnings per share:
Common	$.18	$.15
Class A Common	$.20	$.17

Diluted earnings per share:
Common	$.17	$.15
Class A Common	$.19	$.17

Dividends per share:
Common	$.2075	$.2025
Class A Common	$.23	$.2250

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	7,316	7,150
Class A Common and Class A Common Equivalent	18,719	18,665

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2006 results
(in thousands, except per share data)

	Three Months Ended
	January 31,
	2007	2006
Reconciliation of Net Income Available to Common Stockholders To Funds From Operations:

Net Income Applicable to Common and Class A Common Stockholders	$4,813	$4,134

Plus: Real property depreciation	2,583	2,475
Amortization of tenant improvements and allowances	561	512
Amortization of deferred leasing costs	141	173
Minority interest	47	47

Funds from Operations Applicable to Common and Class A Common	$8,145	$7,341

Funds from Operations (Diluted) Per Share:
Class A Common	$.32	$.29
Common	$.29	$.26